Exhibit 99.1
Press Release dated May 11, 2005

FOR IMMEDIATE RELEASE

AESP, Inc. Reports Results for 2004

Miami, Florida, May 11, 2005 — AESP, Inc (OTCBB: AESP) today announced its results of operations for the fiscal year ended December 31, 2004. Sales for the fiscal year ended December 31, 2004 were $15.8 million, compared with sales of $15.7 million for the fiscal year ended December 31, 2003. The net loss for fiscal 2004 was $3.6 million, compared to a net loss of $2.7 million for fiscal 2003.

As previously announced, the Company has completed the sale or liquidation of its European distribution operations. All of the operations that were sold or liquidated were reclassified for the year ended December 31, 2004 as discontinued operations. Included in the net loss for the years ended December 31, 2004 and 2003 were $811,000 and $1,419,000, respectively, of net losses from these discontinued operations. Additionally, the Company recorded a net loss on the disposal of its discontinued operations of $1,157,000 for the year ended December 31, 2004.

For the year ended December 31, 2004, the Company posted a basic and diluted loss per common share of $(0.59), which included a net loss of $(0.32) per share from discontinued operations. For the year ended December 31, 2003, the Company recorded a basic and diluted loss per common share of $(0.45), which included a net loss of $(0.24) per share from discontinued operations.

The Company also announced that it has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Further, as previously announced, the Company intends to file a Form 15 with the Securities and Exchange Commission to voluntarily deregister its common stock under the Securities Exchange Act of 1934, as amended. Upon the filing of the Form 15, AESP’s obligation to file certain reports with the SEC, including Forms 10-K, 10-Q, and 8K, will immediately be suspended. AESP intends to file the Form 15 on or about May 13, 2005, and expects that the deregistration of its common stock will become effective 90 days after the date of filing of the Form 15. The Company anticipates that after it files the Form 15, its shares will no longer be quoted on the Bulletin Board maintained by the NASD. However, the Company expects, but cannot guaranty, that its common stock will continue to be quoted on the Pink Sheets. There can also be no assurance that any brokerage firms will continue to make a market in the common stock after the delisting.

AESP, Inc. designs, manufactures, markets and distributes network connectivity products under the brand name Signamax Connectivity Systems as well as customized solutions for original equipment manufacturers worldwide. For additional Company information, visit our websites, www.aesp.com and www.Signamax.com.

Safe Harbor Disclosure under the 1995 Securities Litigation Reform Act.
This news release contains forward-looking statements, which involve risks and uncertainties. The Company’s actual future results could differ materially from the results anticipated herein. For information regarding factors that could impact the Company’s future performance, see the Company’s future filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for 2004.

Signamax is a trademark of AESP, Inc. in the United States and/or other countries.

For further information, please contact:

Slav Stein, President & CEO
Roman Briskin, Executive Vice President

AESP, Inc.
1810 NE 144 Street
North Miami, Florida 33131
(305) 944-7710